Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Azure Midstream Holdings LLC

We consent to the use of our report dated October 2, 2014, with respect to the consolidated balance sheet of Azure Midstream Holdings LLC and subsidiaries as of December 31, 2013, and the related consolidated statements of operations, cash flows and members’ equity for the period from November 15, 2013 to December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

November 12, 2014